Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Linda A. Stacy Principal Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

LINCOLN, Nebraska, October 25, 2024 — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the third quarter 2024 and other corporate developments.

Financial Results

Revenue for the quarter was approximately $35.8 million compared with approximately $37.9 million in the 2023 quarter. Earnings per diluted share were $0.24 compared with $0.32 for the 2023 quarter. At September 30, 2024, the Company’s net indebtedness (total borrowing minus cash and cash equivalents) was approximately $50.2 million. Total recurring contract value (TRCV) was approximately $131.6 million at September 30, 2024.

Dividends and Stock Repurchases

During the quarter, the Company returned approximately $11.5 million to stockholders in the form of dividends and stock repurchases. The Company repurchased approximately 395,000 shares for approximately $8.6 million and paid its regular quarterly dividend of $0.12 (twelve cents) per share, or approximately $2.9 million.

The Company’s Board of Directors has declared a quarterly cash dividend of $0.12 (twelve cents) per share payable Friday, January 10, 2025, to stockholders of record as of the close of business on Friday, December 27, 2024.

About NRC Health

For more than 40 years, NRC Health (NASDAQ: NRC) has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship. Guided by its uniquely empathic heritage, NRC Health’s patient-focused approach, unmatched market research, and emphasis on consumer preferences are transforming the healthcare experience, creating strong outcomes for patients and entire healthcare systems. For more information, email info@nrchealth.com, or visit www.nrchealth.com.

NRC Announces Third Quarter 2024 Results

October 25, 2024

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” “focus,” “potential,” “will,” derivations thereof, and similar terms and phrases. In this press release, the statements related to future dividends are forward-looking statements. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2023, and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces Third Quarter 2024 Results

October 25, 2024

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30		Nine months ended September 30
	2024	2023	2024	2023

Revenue	$35,819	$37,945	$106,154	$110,579

Operating expenses:
Direct	15,305	14,633	42,583	42,222
Selling, general and administrative	10,988	11,802	33,459	35,552
Depreciation and amortization	1,546	1,555	4,506	4,469
Total operating expenses	27,839	27,990	80,548	82,243

Operating income	7,980	9,955	25,606	28,336

Other income (expense):
Interest income	34	256	103	779
Interest expense	(706)	(160)	(1,866)	(594)
Other, net	(12)	(12)	(28)	(27)

Total other income (expense)	(684)	84	(1,791)	158

Income before income taxes	7,296	10,039	23,815	28,494

Provision for income taxes	1,608	2,163	5,592	6,381

Net income	$5,688	$7,876	$18,223	$22,113

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.24	$0.32	$0.76	$0.90
Diluted Earnings Per Share	$0.24	$0.32	$0.76	$0.89

Weighted average shares and share equivalents outstanding:
Basic	23,721	24,560	23,820	24,574
Diluted	23,745	24,695	23,868	24,715

NRC Announces Third Quarter 2024 Results

October 25, 2024

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$3,461	$6,653
Accounts receivable, net	11,059	12,378
Other current assets	6,180	5,329
Total current assets	20,700	24,360

Property and equipment, net	36,320	28,205
Goodwill	66,209	61,614
Other, net	8,569	8,258
Total assets	$131,798	$122,437

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable, net of unamortized debt issuance costs	$3,721	$7,214
Line of credit	5,000	—
Accounts payable and accrued expenses	9,373	6,194
Accrued compensation	5,392	3,953
Deferred revenue	17,301	14,834
Dividends payable	2,817	2,906
Other current liabilities	673	1,102
Total current liabilities	44,277	36,203

Notes payable, net of current portion and unamortized debt issuance costs	44,910	29,470
Other non-current liabilities	7,988	7,809
Total liabilities	97,175	73,482

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	—	—
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 31,072,144 in 2024 and 31,002,919 in 2023, outstanding 23,476,040 in 2024 and 24,219,887 in 2023	31	31
Additional paid-in capital	180,061	178,213
Retained earnings (accumulated deficit)	(20,855)	(30,530)
Treasury stock	(124,614)	(98,759)
Total shareholders’ equity	$34,623	$48,955
Total liabilities and shareholders’ equity	$131,798	$122,437